Exhibit 16

November 30, 1998

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir /Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated November 20, 1998 of Sunbeam Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained in
(a)(ii), (a)(iv), (a)(v) and (a)(vi).

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

cc: Mr. Bobby G. Jenkins
Executive Vice President and Chief Financial Officer
Sunbeam Corporation